Exhibit 99.1

1 North Brentwood Boulevard	Phone: 314.854.8000
15th Floor	Fax: 314.854.8003
St. Louis, Missouri 63105
www.Belden.com
News Release

Belden Announces Preliminary Third Quarter Results

•Preliminary Third Quarter Revenues of Approximately $625 Million
•Preliminary Third Quarter GAAP EPS range of $1.67-$1.69 and Adjusted EPS range of $1.75-$1.77
•Management to Discuss Financial Results and Outlook on Third Quarter Earnings Call on November 2, 2023

St. Louis, Missouri – October 12, 2023 – Belden Inc. (NYSE: BDC) (the “Company”), a leading global supplier of network infrastructure and digitization solutions, today announced preliminary financial results for the third quarter of 2023.

Third quarter revenues are now expected to be approximately $625 million, compared to the prior outlook of $675 to $690 million. The revised outlook reflects softer than anticipated end-demand across both segments. GAAP EPS is now expected to be in the range of $1.67 to $1.69, compared to the prior outlook of $1.40 to $1.50, primarily due to a gain on sale of assets. Adjusted EPS is now expected to be in the range of $1.75 to $1.77, compared to the prior outlook of $1.75 to $1.85. The Company’s earnings benefited from a favorable mix driven by higher-margin solutions business, as well as lower incentive compensation costs. Adjusted results are non-GAAP measures, and a non-GAAP reconciliation table is provided as an appendix to this release.

“While a weaker-than-anticipated macroeconomic backdrop impacted revenues, strong gross margin performance, and reduced variable compensation costs resulted in the Company achieving the lower end of our prior Adjusted EPS outlook,” said Ashish Chand, President and CEO of Belden Inc. “Demand began to weaken in the third quarter adding to ongoing pressure from channel destocking. We believe softer demand will continue as we move into the fourth quarter, impacting both revenue and profitability. We are encouraged that our shift towards solutions continues despite market weakness. Furthermore, we are well-positioned to benefit from major secular trends with lengthy investment cycles that will enable us to reach our long-term targets, including automation, broadband investment, and smart buildings.”

Belden Third Quarter Earnings Call

Belden will report results for the fiscal third quarter ended October 1, 2023, at 8:30 a.m. Eastern Time on Thursday, November 2, 2023.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of Belden’s corporate website at https://investor.belden.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary audio software.

To participate in the live teleconference please dial 1-888-394-8218 with confirmation code 6123821. A replay of this conference call will remain accessible in the investor relations section of the Company’s website for a limited time.

Earnings per Share (EPS)

All references to EPS within this earnings release refer to income from continuing operations per diluted share attributable to Belden stockholders.

Use of Non-GAAP Financial Information

Adjusted results are non-GAAP measures that reflect certain adjustments the Company makes to provide insight into operating results. GAAP to non-GAAP reconciliations accompany this release and have been published to the investor relations section of the Company’s website at https://investor.belden.com.

BELDEN INC.
RECONCILIATION OF NON-GAAP MEASURES
2023 Guidance

Three Months Ended
October 1, 2023

GAAP income from continuing operations per diluted share attributable to Belden common stockholders	$1.67 - $1.69
Amortization of intangible assets	0.20
Severance, restructuring, and acquisition integration costs	0.11
Adjustments related to acquisitions and divestitures	0.01
Gain on sale of assets	(0.24)
Adjusted income from continuing operations per diluted share attributable to Belden common stockholders	$1.75 - $1.77

Our guidance is based upon information currently available regarding events and conditions that will impact our future operating results. In particular, our results are subject to the factors listed under "Forward-Looking Statements" in this release. In addition, our actual results are likely to be impacted by other additional events for which information is not available, such as asset impairments, adjustments related to acquisitions and divestitures, severance, restructuring, and acquisition integration costs, gains (losses) recognized on the disposal of assets, gains (losses) on debt extinguishment, discontinued operations, and other gains (losses) related to events or conditions that are not yet known.

Forward-Looking Statements

This update includes forward-looking statements, including with respect to our solutions transition and expected product demand generally. In addition, the financial results summarized above are preliminary, as we have not completed the financial statements for the third quarter, and should be considered forward-looking statements as well. The preliminary financial results should not be viewed as a substitute for our full interim financial statements. Actual outcomes may differ materially from the outcomes summarized above for a number of reasons, including changes in customer demand, competitor actions, general economic conditions, adjustments made in the financial results as we complete our financial statements and the other reasons described in our 2022 Form 10-K filed with the Securities and Exchange Commission on February 24, 2023. The preliminary estimated financial results have not been audited or reviewed by our independent registered public accounting firm. Belden does not intend to update any financial information prior to the release of its final third quarter financial results. In addition, Belden disclaims any obligation to update forward-looking statements except as required by law.

About Belden

Belden Inc. delivers the infrastructure that makes the digital journey simpler, smarter and secure. We’re moving beyond connectivity, from what we make to what we make possible through a performance-driven portfolio, forward-thinking expertise and purpose-built solutions. With a legacy of quality and reliability spanning 120-plus years, we have a strong foundation to continue building the future. We are headquartered in St. Louis and have manufacturing capabilities in North America, Europe, Asia, and Africa. For more information, visit us at www.belden.com; follow us on Facebook, LinkedIn and X/Twitter.

Contact:
Belden Investor Relations
Aaron Reddington, CFA
(317) 219-9359
Investor.Relations@Belden.com